Exhibit 99.1 FOR IMMEDIATE RELEASE PRESS RELEASE April 22, 2011

Angiotech Pharmaceuticals, Inc. Announces Agreement with Noteholders to Extend Outside Date Under Support Agreements and Extension of Exchange Offer for Senior Floating Rate Notes

Vancouver, BC, April 22, 2011 – Angiotech Pharmaceuticals, Inc. (“Angiotech” or the “Company”) announced today that it has reached an agreement (the “Sixth Extension Agreement”) with the holders of a majority of the principal amount outstanding of the Company’s 7.75% Senior Subordinated Notes (the “Subordinated Notes”) to extend, to May 12, 2011, the date by which implementation of the previously announced recapitalization transaction must take place pursuant to the Recapitalization Support Agreement, dated as of October 29, 2010, as amended.

The Company has also entered into an agreement (the “Seventh FRN Extension Agreement” and, together with the Sixth Extension Agreement, the “Extension Agreements”) with holders of a majority of the principal amount outstanding of its Senior Floating Rate Notes due 2013 (the “Existing Floating Rate Notes”) to extend, to May 12, 2011, the date by which the Company must close its offer to exchange (the “Exchange Offer”) new senior secured floating rate notes due 2013 (the “New Floating Rate Notes”) for all of its Exiting Floating Rate Notes under the previously announced Floating Rate Note Support Agreement, dated as of October 29, 2010, as amended.

The Extension Agreements will be filed by the Company on both SEDAR and EDGAR, and the above descriptions of the Extension Agreements are qualified in their entirety by reference to the complete text of the applicable Extension Agreement.

The Company also announced that it has extended the expiration time of the Exchange Offer to 11:59 p.m. New York City time on May 9, 2011. The Exchange Offer was last scheduled to expire at 11:59 p.m. New York City time on April 22, 2011.

The extension of the Exchange Offer has been made to allow holders of outstanding Existing Floating Rate Notes who have not yet tendered their Existing Floating Rate Notes for exchange to do so. As of the close of business on April 21, 2011, approximately $322,075,000 in aggregate principal amount of the Existing Floating Rate Notes had been validly tendered for exchange and not withdrawn.

Other than the extension described in this announcement, all of the terms of the Exchange Offer remain unchanged.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities.

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2011 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; uncertainty involved in Court proceedings and the implementation of the Amended Plan under the CCAA; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to restructure and to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”). For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2010 filed with the SEC on Form 10-K.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward looking statements contained in this press release to reflect future results, events or developments.

©2011 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Carrie Oughton

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com